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                                EXHIBIT 10.53
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                                                                   EXHIBIT 10.53

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT is dated as of August 31, 1995 by and between Channel 13 of Flagstaff, Inc., a Florida corporation ("Buyer"), Michael
C. Gelfand, M. D., an individual ("Gelfand") and Del Ray Television Company, Inc., a Maryland corporation ("Del Ray"; Gelfand and Delray are collectively referred to herein as "Sellers" and individually referred to as a "Seller").

                                    RECITALS

         A. Gelfand is the licensee of, and together with Del Ray, owns and operates television station KWBF-TV, Flagstaff, AZ, (the "Station") pursuant to licenses issued by the Federal Communications Commission ("FCC").

         B. Sellers desire to sell, and Buyer wishes to buy, substantially all the assets of Sellers that are used or useful in the business or operations of the Station, for the price and on the terms and conditions set forth in this Agreement.

                                   AGREEMENTS

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Seller, intending to be bound legally, agree as follows:

SECTION 1                 DEFINITIONS

         The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

         "Accounts Receivable" means the rights of Sellers to payment for the sale of advertising time run on the Station by Sellers prior to the Closing Date.

         "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1.

         "Assumed Contracts" means (i) Contracts for the sale of advertising time on the Station in exchange for merchandise or services entered into in the ordinary course of business ("Trade Agreements") and that, as of the Closing Date, do not involve a negative Trade Balance in excess of Ten Thousand Dollars ($10,000) in the aggregate, (ii) all Contracts listed in Schedule 3.7 that are specifically designated as Contracts to be assumed by Buyer upon its purchase of the Station, (iii) any Contracts entered into by Sellers between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume, and
(iv) time sales contracts entered into by Sellers in compliance with Section
5.3.

         "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

         "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.




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         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

         "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which a Seller is a party or which are binding upon a Seller and which relate to or effect the Assets or the business or operations of the Station, and (i) which are in effect on the date of this Agreement or
(ii) which are entered into by a Seller between the date of this Agreement and the Closing Date.

         "FCC" means the Federal Communications Commission.

         "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

         "FCC Licenses" means all Licenses issued by the FCC to a Seller in connection with the business or operations of the Station.

         "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

         "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by a Seller or under which a Seller is licensed or franchised and which are used or useful in the business and operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Licenses" means all licenses, permits, and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to a Seller in connection with the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Purchase Price" means the purchase price specified in Section 2.3.

         "Real Property" means all real property and interests of Sellers in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, and other real property interests which are used or useful in the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property of Sellers which is used or useful in the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.




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         "Trade Balance" means the difference between the aggregate value of time owed pursuant to the Trade Agreements and the aggregate value of goods and services to be received pursuant to the Trade Agreements, determined in accordance with generally accepted accounting principles. The Trade Balance is "negative" if the value of time owed exceeds the value of goods and services to be received.

SECTION 2                 PURCHASE AND SALE OF ASSETS

         2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Sellers hereby agree to sell, transfer, and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, all of the tangible and intangible assets of Sellers used or useful in connection with the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for liens for current taxes not yet due and payable), including the following:

                 (a)  The Tangible Personal Property;

                 (b)  The Real Property;

                 (c)  The Licenses;

                 (d)  The Assumed Contracts;

                 (e) The Intangibles and all intangible assets of Sellers relating to the Station that are not specifically included within the Intangibles, including the goodwill of the Station, if any;

                 (f) All of Sellers' proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and operation of the Station;

                 (g)  All choses in action of Sellers relating to the Station;
and

                 (h) All books and records relating to the business or operations of the Station, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept by the Station.

         2.2  Excluded Assets.  The Assets shall exclude the following assets:

                 (a) Sellers' cash on hand as of the Closing and all other cash in any of Sellers's bank or savings accounts; any insurance policies, letters of credit, or other similar items and cash surrender value in regard thereto; and any stocks, bonds, certificates of deposit and similar investments;

                 (b) All books and records that Sellers are required by law to retain and that pertain to Delray's corporate organization;

                 (c) Any pension, profit-sharing, or employee benefit plans, and any collective bargaining agreements;


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                 (d)  The Accounts Receivable as of 11:59 p.m., local time, on the day prior to the Closing Date ("Sellers' Receivables"); and

                 (e)  All property listed on Schedule 2.2 hereto.

         2.3 Purchase Price. The Purchase Price for the Assets and the covenants of Sellers set forth in the Non-competition Agreement referred to in
Section 6.14 shall be One Million Four Hundred Thousand Dollars ($1,400,000), adjusted as provided below:

                 (a) Prorations. The Purchase Price shall be increased or decreased as required to effectuate the proration of expenses. All expenses arising from the operation of the Station, including business and license fees, utility charges, FCC License Fees, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets under this Agreement), and similar prepaid and deferred items, shall be prorated between Buyer and Sellers in accordance with the principle that Sellers shall be responsible for all expenses, costs, and liabilities allocable to the period prior to the Closing Date, and Buyer shall be responsible for all expenses, costs, and obligations allocable to the period on and after the Closing Date. Notwithstanding the preceding sentence, there shall be no adjustment for, and Sellers shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.5.

                 (b) Manner of Determining Adjustments. Any adjustments will, insofar as feasible, be determined and paid on the Closing Date, with final settlement and payment by the appropriate party occurring no later than ninety (90) days after the Closing Date or such other date as the parties shall mutually agree upon.

         2.4 Payment of Purchase Price. The Purchase Price, as adjusted, shall be paid by Buyer to Sellers at Closing by wire transfer of same-day funds pursuant to wire instructions which shall be delivered by Sellers to Buyer, at least two days prior to the Closing Date.

         2.5 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of Sellers under the Licenses and the Assumed Contracts insofar as they relate to the time on and after the Closing Date, and arise out of events related to Buyer's ownership of the Assets or its operation of the Station on or after the Closing Date. Buyer shall not assume any other obligations or liabilities of Sellers, including (I) any obligations or liabilities under any Contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the operation of the Station prior to the Closing, (iv) any obligations or liabilities arising under capitalized leases or other financing agreements, (v) any obligations or liabilities arising under agreements entered into other than in the ordinary course of business, (vi) any obligations or liabilities of Sellers under any employee pension, retirement, or other benefit plans or collective bargaining agreements, (vii) any obligation to any employee of the Station for severance benefits, vacation time, or sick leave accrued prior to the Closing Date, or (viii) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of Sellers prior to the Closing, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Sellers.



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SECTION 3     REPRESENTATIONS AND WARRANTIES OF Sellers

         Sellers represent and warrant to Buyer as follows:

         3.1 Organization, Standing, and Authority. Gelfand is an individual. Delray is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland, is qualified to conduct business as a foreign corporation in the State of Arizona and is in good standing under the laws of the State of Arizona. Sellers have all requisite power and authority
(i) to own, lease, and use the Assets as now owned, leased, and used, (ii) to conduct the business and operations of the Station as now conducted, and (iii) to execute and deliver this Agreement, the Escrow Agreement and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Sellers hereunder and thereunder.

         3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement and the Escrow Agreement by Sellers have been duly authorized by all necessary actions on the part of Sellers. This Agreement and the Escrow Agreement have been duly executed and delivered by Sellers and constitute the legal, valid, and binding obligations of Sellers, enforceable against them in accordance with their respective terms except as the enforceability of this Agreement and the Escrow Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

         3.3 Absence of Conflicting Agreements. Subject to obtaining the Consents listed on Schedule 3.3, the execution, delivery, and performance of this Agreement and the Escrow Agreement and the documents contemplated hereby and thereby(with or without the giving of notice, the lapse of time, or both):
(i) do not require the consent of any third party; (ii) will not conflict with the Articles of Incorporation or Bylaws of Delray; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Sellers are a party or by which Sellers may be bound; and (v) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon any of the Assets.

         3.4 Governmental Licenses. Schedule 3.4 includes a true and complete list of the Licenses. Sellers have delivered to Buyer true and complete copies of the Licenses (including any amendments and other modifications thereto).
The Licenses have been validly issued, and Gelfand is the authorized legal holder thereof. The Licenses listed on Schedule 3.4 comprise all of the licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of the Station in the manner and to the full extent they are now conducted, and none of the Licenses is subject to any restriction or condition that would limit the full operation of the Station as now operated. The Licenses are in full force and effect, and the conduct of the business and operations of the Station is in accordance therewith. Sellers have no reason to believe that any of the Licenses would not be renewed by the FCC or other granting authority in the ordinary course. On or before June 17, 1993, Sellers made a valid election of must-carry with respect to each cable system located within the Station's Area of Dominant Influence, no cable system has advised Sellers of any signal quality or copyright indemnity or other prerequisite to cable carriage of the Station's signal and no cable system has declined or threatened to decline such carriage or failed to respond to a request for carriage or sought any form of relief from carriage from




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the FCC.  The Station's city of license, as determined by the FCC, is not currently located within the Phoenix, Arizona Area of Dominant Influence as defined by the 1991-1992 Area of Dominant Influence Market Guide published by The Arbitron Co., however Flagstaff is within the Phoenix, Arizona Designated Market Area as defined by the 1994 United States Television Household Estimates published by Nielsen Media Research. The Sellers shall fully cooperate with Buyer to obtain carriage of the Station on as many additional cable systems within the Phoenix ADI as is possible prior to Closing. Further, Sellers shall fully cooperate with Buyer should Buyer wish to seek an expansion of the Phoenix ADI to include Flagstaff. Schedule 3.4 also contains a listing of the cable systems currently carrying the Station along with the approximate number of subscribers per system.

         3.5 Title to and Condition of Real Property. Schedule 3.5 contains a complete and accurate description of all the Real Property and Sellers' interests therein (including street address, legal description, owner, and use and the location of all improvements thereon). The Real Property listed on
Schedule 3.5 comprises all real property interests necessary to conduct the business and operations of the Station as now conducted. With respect to each leasehold or subleasehold interest included in the Real Property being conveyed under this Agreement so long as Sellers fulfill their obligations under the lease therefor, Sellers have enforceable rights to non-disturbance and quiet enjoyment, and no third party holds any interest in the leased premises with the right to foreclose upon Sellers' leasehold or subleasehold interest. All towers, guy anchors, and buildings and other improvements included in the Assets are located entirely on the Real Property listed in Schedule 3.5. All Real Property (including the improvements thereon) (i) is in good condition and repair consistent with its present use, (ii) is available for immediate use in the conduct of the business and operations of the Station, and (iii) complies with all applicable building or zoning codes and the regulations of any governmental authority having jurisdiction. Sellers have full legal and practical access to the Real Property. All easements, rights-of-way, and real property licenses have been properly recorded in the appropriate public recording offices.

         3.6  Title to and Condition of Tangible Personal Property.  Schedule
3.6 lists all material items of Tangible Personal Property. The Tangible Personal Property listed on Schedule 3.6 comprises all material items of tangible personal property necessary to conduct the business and operations of the Station as now conducted. Except as described in Schedule 3.6, Sellers own and have good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by Sellers is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for liens for current taxes not yet due and payable. Each item of Tangible Personal Property is available for immediate use in the business and operations of the Station. All items of transmitting and studio equipment included in the Tangible Personal Property (i) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and (ii) will permit the Station and any unit auxiliaries thereto to operate in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC, and with all other applicable federal, state, and local statutes, ordinances, rules, and regulations.

         3.7 Assumed Contracts. Schedule 3.7 is a true and complete list of all Assumed Contracts except contracts with advertisers for the sale of advertising time on the Station for cash at prevailing rates and which have not been prepaid and which may be canceled by the Station without penalty on not more than thirty days' notice. Sellers have delivered to Buyer true and complete copies of all written Assumed Contracts, true and complete memoranda of all oral Assumed Contracts (including any amendments and other modifications to such Assumed Contracts), and a schedule summarizing Sellers' obligations under trade and barter agreements relating to the Station. Other than the Assumed Contracts listed on Schedule 3.7, Sellers require no contract, lease, or other agreement to enable it to




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carry on its business as now conducted.  All of the Assumed Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms. There is not under any Assumed Contract any default by any party thereto or any event that, after notice or lapse of time or both, could constitute a default. Sellers are not aware of any intention by any party to any Assumed Contract (i) to terminate such contract or amend the terms thereof,
(ii) to refuse to renew the Assumed Contract upon expiration of its term, or
(iii) to renew the Assumed Contract upon expiration only on terms and conditions which are more onerous than those now existing. Except for the need to obtain the Consents listed in Schedule 3.3, Sellers have full legal power and authority to assign their rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of any of the Assumed Contracts.

         3.8 Consents. Except for the FCC Consent provided for in Section 6.1 and the other Consents described in Schedule 3.3, no consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required (i) to consummate this Agreement and the transactions contemplated hereby, (ii) to permit Sellers to assign or transfer the Assets to Buyer, or (iii) to enable Buyer to conduct the business and operations of the Station in essentially the same manner as such business and operations are now conducted.

         3.9 Intangibles. Schedule 3.9 is a true and complete list of all Intangibles (exclusive of those listed in Schedule 3.4), all of which are valid and in good standing and uncontested. Sellers have delivered to Buyer copies of all documents establishing or evidencing all Intangibles. Sellers are not infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending, or to the knowledge of Sellers threatened, with respect thereto. The Intangibles listed on Schedule 3.9 comprise all intangible property interests necessary to conduct the business and operations of the Station as now conducted.

         3.10 Financial Statements. Schedule 3.10 hereto contains true and complete copies of financial statements including balance sheets, statements of operations and a statement of operating cash flow for the period ending December 31, 1994 and March 31, 1995 (collectively, the "Financial Statements"). The Financial Statements have been prepared from the books and records of Sellers, have been prepared in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated, accurately reflect the books, records, and accounts of the Station (which books, records, and accounts are complete and correct), are complete and correct in all material respects, and present fairly the financial condition of the Station as at their respective dates and the results of operations for the periods then ended. None of the Financial Statements understates the true costs and expenses of conducting the business or operations of the Station, fails to disclose any material contingent liabilities, or inflates the revenues of the Station.

         3.11 Insurance. Schedule 3.11 is a true and complete list of all insurance policies of Sellers that insure any part of the Assets or the business of the Station. All policies of insurance listed in Schedule 3.11 are in full force and effect. The insurance policies listed in Schedule 3.11 are adequate in amount with respect to, and for the full value (subject to customary deductibles) of, the Assets, and insure the Assets and the business of the Station against all customary and foreseeable risks. During the past three years, no insurance policy of Sellers on the Assets or the Station has been canceled by the insurer and no application of Sellers for insurance has been rejected by any insurer.

         3.12 Reports. All returns, reports, and statements that the Station is currently required to file with the FCC or with any other governmental agency have been filed, and all reporting




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requirements of the FCC and other governmental authorities having jurisdiction over Sellers and the Station have been complied with. All of such returns, reports, and statements are substantially complete and correct as filed. Sellers have timely paid to the FCC all annual regulatory fees payable with respect to the FCC Licenses.

         3.13   Personnel.

                 (a) Employees and Compensation. Schedule 3.13 contains a true and complete list of all employees of the Station, their job titles, date of hire, current salary and date and amount of last salary increase. Schedule
3.13 also contains a true and complete list as of the date of this Agreement of all employee benefit plans or arrangements applicable to the employees of the Station and all fixed or contingent liabilities or obligations of Sellers with respect to any person now or formerly employed by Sellers at the Station, including pension or thrift plans, individual or supplemental pension or accrued compensation arrangements, contributions to hospitalization or other health or life insurance programs, incentive plans, bonus arrangements, and vacation, sick leave, disability and termination arrangements or policies, including workers' compensation policies, and a description of all fixed or contingent liabilities or obligations of Sellers with respect to any person now or formerly employed at the Station or any person now or formerly retained as an independent contractor at the Station. Sellers have furnished Buyer with true and complete copies of all employee handbooks, employee rules and regulations, and summary plan descriptions of the written plans and arrangements listed in Schedule 3.13, and with descriptions, in writing, of the unwritten plans and arrangements listed in Schedule 3.13. At Buyer's request, Sellers will furnish Buyer with true and complete copies of all applicable plan documents, trust documents, and insurance contracts with respect to the plans and arrangements listed on Schedule 3.13. All employee benefits and welfare plans or arrangements listed in Schedule 3.13 were established and have been executed, managed and administered in accordance with the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other laws. Sellers are not aware of the existence of any governmental audit or examination of any of such plans or arrangements or of any facts which would lead it to believe that any such audit or examination is pending or threatened. No action, suit, or claim with respect to any of such plans or arrangements (other than routine claims for benefits) is pending or, to the knowledge of Sellers, threatened, and Sellers possess no knowledge of any facts which could give rise to any such action, suit or claim.

                 (b) Labor Relations. Sellers are not a party to or subject to any collective bargaining agreements with respect to the Station. Sellers have no written or oral contracts of employment with any employee of the Station, other than those listed in Schedule 3.7. Sellers have complied with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and they have not received any notice alleging that it has failed to comply in any material respect with any such laws, rules, or regulations. No controversies, disputes, or proceedings are pending or, to the best of their knowledge, threatened, between Sellers and any employee (singly or collectively) of the Station. No labor union or other collective bargaining unit represents or claims to represent any of the employees of the Station. To Sellers' knowledge, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees at the Station.

                 (c) Liabilities. Sellers have no liability of any kind to or in respect of any employee benefit plan, including withdrawal liability under
Section 4201 of ERISA. Sellers have not incurred any accumulated funding deficiency within the meaning of ERISA or Section 4971 of the Internal Revenue Code. Sellers have not failed to make any required contributions to any employee benefit



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plan.  The Pension Benefit Guaranty Corporation has not asserted that Sellers have incurred any liability in connection with any such plan. No lien has been attached and no person has threatened to attach a lien on any property of Sellers as a result of a failure to comply with ERISA.

         3.14 Taxes. Sellers have filed or caused to be filed all federal income tax returns and all other federal, state, county, local, or city tax returns relating to the Station which are required to be filed, and they have paid or caused to be paid all taxes shown on those returns or on any tax assessment received by them to the extent that such taxes have become due, or have set aside on their books adequate reserves (segregated to the extent required by generally accepted accounting principles) with respect thereto. There are no governmental investigations or other legal, administrative, or tax proceedings pursuant to which Sellers are or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Station, and no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from Sellers.

         3.15 Claims and Legal Actions. Except for any FCC rule-making proceedings generally affecting the broadcasting industry, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative, or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Sellers threatened, against or relating to Sellers with respect to the ownership or operation of the Station or otherwise relating to the Assets or the business or operations of the Station, nor do Sellers know or have reason to be aware of any basis for the same. In particular, but without limiting the generality of the foregoing, there are no applications, complaints or proceedings pending or, to the best of their knowledge, threatened (i) before the FCC relating to the business or operations of the Station other than rule making proceedings which affect the radio industry generally, (ii) before any federal or state agency relating to the business or operations of the Station involving charges of illegal discrimination under any federal or state employment laws or regulations, or
(iii) before any federal, state, or local agency relating to the business or operations of the Station involving zoning issues under any federal, state, or local zoning law, rule, or regulation.

         3.16  Environmental Matters.

                 (a) Sellers have complied in all material respects with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Sellers in connection with the ownership or operation of the Station alleging any failure to comply with any such law, rule, or regulation.

                 (b) To the best of Sellers' knowledge, Sellers have no liability relating to the ownership and operation of the Station (and there is no basis related to the past or present operations, properties, or facilities of Sellers for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Sellers giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

                 (c) To the best of Sellers's knowledge, Sellers have no liability relating to the ownership and operation of the Station (and Sellers have not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against Sellers giving rise to any such liability) for damage to any site, location, or body of water (surface of subsurface) or for illness or personal injury.

                 (d) To the best of Sellers' knowledge, Sellers have no liability relating to the ownership and operation of the Station (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Sellers giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning employee health and safety.

                 (e) To the best of Sellers' knowledge, Sellers have no liability relating to its ownership and operation of the Station (and Sellers have not exposed any employee to any substance or condition that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against Sellers giving rise to any such liability) for any illness or personal injury to any employee.

                 (f) In connection with its ownership or operation of the Station, Sellers have obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, and local laws, rules, and regulations (including all codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                 (g) No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, stored, spilled, leaked, discharged, emitted, or released by Sellers in connection with its ownership and operation of the Station or, to the best of Sellers' knowledge, by any other party on any Real Property.

         3.17 Compliance with Laws. Sellers have complied in all material respects with the Licenses and all federal, state, and local laws, rules, regulations, and ordinances applicable or relating to the ownership and operation of the Station. Neither the ownership or use of the properties of the Station nor the conduct of the business or operations of the Station conflicts with the rights of any other person or entity.

         3.18 Conduct of Business in Ordinary Course. Since January 1, 1995, Sellers have conducted the business and operations of the Station only in the ordinary course and have not:

                 (a) Suffered any material adverse change in the business, assets, or properties of the Station, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Station;

                 (b) Made any material increase in compensation payable or to become payable to any of the employees of the Station, or any bonus payment made or promised to any employee of the

Station, or any material change in personnel policies, employee benefits, or other compensation arrangements affecting the employees of the Station;

                 (c) Made any sale, assignment, lease, or other transfer of any of the Station's properties other than in the normal and usual course of business with suitable replacements being obtained therefor;

                 (d) Canceled any debts owed to or claims held by Sellers with respect to the Station, except in the normal and usual course of business;

                 (e) Suffered any material write-down of the value of any Assets or any material write-off as uncollectible of any accounts receivable of the Station; or

                 (f) Transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right relating to the Station.

         3.19 Transactions with Affiliates. Except as disclosed on Schedule 3.19, Sellers have not been involved in any business arrangement or relationship relating to the Station with any affiliate of Sellers, and no affiliate of Sellers owns any property or right, tangible or intangible, which is used in the business of the Station. As used in this paragraph, "affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934.

         3.20 Broker. Neither Sellers nor any person acting on Sellers' behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement, except for a commission payable by Sellers to Media Venture Partners.

         3.21 Full Disclosure. No representation or warranty made by Sellers in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Sellers pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

SECTION 4        REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

         4.1 Organization, Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and at Closing will be duly qualified to conduct business as a foreign corporation in the State of Arizona. Buyer has all requisite power and authority to execute and deliver this Agreement and the Escrow Agreement and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

         4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement and the Escrow Agreement by Buyer have been duly authorized by all necessary actions on the part of Buyer. This Agreement and the Escrow Agreement have been duly executed and delivered by Buyer and constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except as the enforceability of this Agreement and the Escrow Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         4.3 Absence of Conflicting Agreements. Subject to obtaining the Consents, the execution, delivery, and performance by Buyer of this Agreement and the Escrow Agreement and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with the Articles of Incorporation or Bylaws of Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; or (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

         4.4 Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

         4.5 Buyer Qualifications. Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Station under the Communications Act of 1934, as now in effect, and the rules, regulations and policies of the FCC as now in effect. Buyer knows of no fact that would, under existing law and the existing rules, regulations, policies and procedures of the FCC disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the Station.

SECTION 5        OPERATIONS OF THE STATION PRIOR TO CLOSING

         5.1 Generally. Sellers agree that, between the date of this Agreement and the Closing Date, Sellers shall operate the Station diligently in the ordinary course of business in accordance with past practices (except where such conduct would conflict with the following covenants or with Sellers' other obligations under this Agreement), and in accordance with the other covenants in this Section 5.

         5.2 Compensation. Sellers shall not increase the compensation, bonuses, or other benefits payable or to be payable to any person employed in connection with the conduct of the business or operations of the Station, except in accordance with past practices.

         5.3 Contracts. Sellers will not enter into any contract or commitment relating to the Station or the Assets, or amend or terminate any Contract (or waive any material right thereunder), or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that will be binding on Buyer after Closing, except for cash time sales agreements made in the ordinary course of business. Prior to the Closing Date, Sellers shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date, together with copies of such Contracts.

         5.4 Disposition of Assets. Sellers shall not sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except where no longer used or useful in the business or operations of the Station or in connection with the acquisition of replacement property of equivalent kind and value.

         5.5 Encumbrances. Sellers shall not create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets, except for (i) liens disclosed on Schedule 3.5 and Schedule 3.6, which shall be removed prior to the Closing Date, (ii) liens for current taxes not yet due and payable, and (iii) mechanics' liens and other similar liens, which shall be removed prior to the Closing Date.

         5.6 Licenses. Sellers shall not cause or permit, by any act or failure to act, any of the Licenses to expire or to be revoked, suspended, or modified, or take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses. Sellers shall not fail to prosecute with due diligence any applications to any governmental authority in connection with the operation of the Station.

         5.7 Rights. Sellers shall not waive any right relating to the Station or any of the Assets. Sellers shall not cause, by any act or failure to act, any cable system located within the Station's Area of Dominant Influence to refuse to carry the Station's signal.

         5.8 No Inconsistent Action. Sellers shall not take any action that is inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

         5.9 Access to Information. Sellers shall give Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access to the Assets and to all other properties, equipment, books, records, Contracts, and documents relating to the Station for the purpose of audit and inspection, including inspections incident to the environmental study described in Section 6.6 and the engineering study described in Section 6.7, and will furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the Station that Buyer may reasonably request (including any financial reports and operations reports produced with respect to the affairs and business of the Station). Without limiting the generality of the foregoing, Sellers shall give Buyer and its counsel, accountants and other authorized representatives reasonable access to Sellers' financial records and Sellers' employees, counsel, accountants and other representatives for the purpose of preparing and auditing such financial statements as Buyer determines, in its sole judgment, are required or advisable to comply with federal or state securities laws and the rules and regulations of securities markets as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         5.10 Maintenance of Assets. Sellers shall use their best efforts and take all reasonable actions to maintain all of the Assets in good condition (ordinary wear and tear excepted), and use, operate, and maintain all of the Assets in a reasonable manner and in accordance with the terms of the FCC Licenses, all rules and regulations of the FCC and generally accepted standards of good engineering practice. Sellers shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices. If any loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, Sellers shall repair, replace, or restore the Assets to their prior condition as represented in this Agreement as soon thereafter as possible, and Sellers shall use the proceeds of any claim under any insurance policy solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

         5.11 Insurance. Sellers shall maintain the existing insurance policies on the Station and the Assets.

         5.12 Consents. Sellers shall obtain the Consents and the estoppel certificates described in Section 8.2(b), without any change in the terms or conditions of any Contract or License that could be less advantageous to the Station than those pertaining under the Contract or License as in effect on the date of this Agreement. Sellers shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents. Upon Buyer's request, Sellers shall cooperate with Buyer and use their best efforts to obtain from the lessors under each Real Property lease such estoppel certificates and consents to the collateral assignment of the lessee's interest under each such lease as Buyer's senior lenders may request.

         5.13 Books and Records. Sellers shall maintain their books and records relating to the Station in accordance with past practices.

         5.14 Notification. Sellers shall promptly notify Buyer in writing of any unusual or material developments with respect to the business or operations of the Station, and of any material change in any of the information contained in Sellers' representations and warranties contained in Section 3 of this Agreement.

         5.15 Financial Information. Sellers shall furnish to Buyer within twenty days after the end of each month ending between the date of this Agreement and the Closing Date a statement of income and expense and a statement of Operating Cash Flow for the month just ended and such other financial information (including information on payables and receivables) as Buyer may reasonably request. All financial information delivered by Sellers to Buyer pursuant to this Section shall be prepared from the books and records of Sellers in accordance with generally accepted accounting principles consistently applied, shall accurately reflect the books, records, and accounts of the Station, shall be complete and correct in all material respects, and shall present fairly the financial condition of the Station as at their respective dates and the results of operations for the periods then ended.

         5.16 Compliance with Laws. Sellers shall comply in all material respects with all laws, rules, and regulations applicable or relating to the ownership and operation of the Station.

         5.17 Financing Leases. Sellers will satisfy at or prior to Closing all outstanding obligations under capital and financing leases with respect to any of the Assets and obtain good title to the Assets leased by Sellers pursuant to those leases so that those Assets shall be transferred to Buyer at Closing free of any interest of the lessors.

         5.18 Programming. Sellers shall not make any material changes in the broadcast hours or in the percentages of types of programming broadcast by the Station, or make any other material change in the Station's programming policies, except such changes as in the good faith judgment of the Sellers are required by the public interest.

         5.19 Preservation of Business. Sellers shall use their best efforts to preserve the business and organization of the Station and use their best efforts to keep available to the Station its present employees and to preserve the audience of the Station and the Station's present relationships with suppliers, advertisers, and others having business relations with it, to the end that the business, operations, and prospects of the Station shall be unimpaired at the Closing Date. The ordinary and customary operating, marketing, promotional, sales, and advertising practices of the Station shall be maintained.

         5.20 Collection of Accounts Receivable. Sellers shall collect the accounts receivable of the Station only in the ordinary course consistent with its past practices and will not take any action designed or likely to accelerate the collection of its accounts receivable.

         5.21 Personnel Recommendations. Sellers shall promptly notify Buyer as personnel vacancies occur at the Station and consider for employment all personnel recommended by Buyer for such vacant positions.

SECTION 6                 SPECIAL COVENANTS AND AGREEMENTS

         6.1  FCC Consent.

                 (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

                 (b) Sellers and Buyer shall promptly prepare an appropriate application for the FCC Consent and shall file the application with the FCC within five (5) business days of the execution of this Agreement. The parties shall prosecute the application with all reasonable diligence and otherwise use their best efforts to obtain a grant of the application as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (1) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by the party of any of its representations, warranties, or covenants under this Agreement, and (2) compliance with the condition would have a material adverse effect upon it. Buyer and Sellers shall oppose any requests for reconsideration or judicial review of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by either party of its rights under Section 9.

         6.2 Control of the Station. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Station; such operations, including complete control and supervision of all of the Station programs, employees, and policies, shall be the sole responsibility of Sellers until the Closing.

         6.3  Accounts Receivable.

                 (a) Collection. At the Closing, Sellers shall designate Buyer as its agent solely for the purposes of collecting Sellers' Receivables. Buyer shall make reasonable efforts to collect Sellers' Receivables during the "Collection Period," which shall be the period beginning on the Closing Date and ending on the last day of the sixth calendar month beginning after the Closing Date. Buyer shall not be obligated to use any extraordinary efforts to collect any of Sellers' Receivables or to refer any of Sellers' Receivables to a collection agency or attorney for collection, and Buyer shall not make any such referral or compromise, nor settle or adjust the amount of any of Sellers' Receivables, except with the approval of Sellers. During the Collection Period, neither Sellers nor their agents shall make any direct solicitation with respect to Sellers' Receivables. All payments received from advertisers on the Station shall first be applied to Sellers' Receivables, if any, due from such advertisers.

                 (b) Payments to Sellers. On or before the fifteenth day after the end of each full calendar month during the Collection Period, Buyer shall furnish to Sellers (i) a list of the amounts collected before the end of such month with respect to Sellers' Receivables, and (ii) the amount collected during such month with respect to Sellers' Receivables. On or before the fifteenth day after the end of the Collection Period, Buyer shall furnish Sellers with a list of all of Sellers' Receivables which remain uncollected at the end of the Collection Period.

                 (c) Further Obligations. After the expiration of the Collection Period, Buyer shall have no further obligation hereunder other than to make the payment under Section 6.3(b) and to remit to Sellers any payments with respect to any of Sellers' Receivables that Buyer subsequently receives, and Sellers itself shall act to collect any of Sellers' Receivables that continue to remain uncollected.

         6.4 Risk of Loss. (a) The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Sellers at all times prior to the Closing.

         (b) If any damage or destruction of the Assets or any other event occurs which (i) causes the Station to cease broadcasting operations for a period of three or more days or(ii) prevents in any material respect signal transmission by the Station in the normal and usual manner and Sellers fail to restore or replace the Assets so that normal and usual transmission is resumed within seven days of the damage, destruction or other event, Buyer, in its sole discretion, may (x) terminate this Agreement forthwith without any further obligations hereunder upon written notice to Sellers, in which event all funds held by the Escrow Agent pursuant to the Escrow Agreement, including all interest and other proceeds from the investment of such funds, shall be immediately returned to Buyer, or (y) proceed to consummate the transaction contemplated by this Agreement and complete the restoration and replacement of the Assets after the Closing Date, in which event Sellers shall deliver to Buyer all insurance proceeds received in connection with such damage, destruction or other event.

         6.5 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, including Buyer's obtaining of financing related hereto, and except as and to the extent required by law, including, without limitation, disclosure requirements of federal or state securities laws and the rules and regulations of securities markets, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by the such party from the other party in connection with the transactions contemplated by this Agreement.

         6.6 Environmental Audit. Buyer may, at its option and expense, retain an environmental consultant to be selected by Buyer to perform a Phase I environmental survey of the properties of the Station. If the survey discloses any material environmental hazard or material possibility of future liability for environmental damages or clean-up costs, Buyer shall so notify Sellers as soon as practicable.

         6.7 Engineering Study. Buyer may, at its option and expense, retain an engineering firm to conduct a proof of performance study of the Station and to prepare a report on the Station's compliance with customary engineering practices and all applicable FCC rules, regulations, prescribed practices, and technical standards. If the survey discloses any material deficiencies in the operations or equipment of the Station, Buyer shall so notify Sellers as soon as practicable.

         6.8 Cooperation. Buyer and Sellers shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Sellers shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their best efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, Buyer shall have no obligation (i) to expend funds to obtain any of the Consents or (ii) to agree to any adverse change in any License or Assumed Contract to obtain a Consent required with respect thereto.

         6.9 Bulk Sales Law. Buyer hereby wives compliance by Seller with the provisions of the "Bulk Sales" or similar laws of the State of Arizona.
Sellers agree to indemnify Buyer and hold it harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any affiliate as a result of Sellers' failure to comply with any such "Bulk Sales" or similar laws.

         6.10 Real Property Leases. At Buyer's request and expense, Sellers will cooperate with Buyer and use their best efforts to cause all lease agreements relating to the Real Property to be recorded in the appropriate public recording offices and to obtain from the lessors under such lease agreements such estoppel certificates and consent agreement(s) to the collateral assignment of the lessee's interest under each such lease as Buyer's lenders may reasonably request.

         6.11 Sales Tax Filings. Sellers shall continue to file Arizona sales tax returns with respect to the Station in accordance with Sellers' past practices and shall concurrently deliver copies of all such returns to Buyer.

         6.12 Access to Books and Records. Sellers shall provide Buyer access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets. Buyer shall provide Sellers access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets.

         6.13 Appraisal. Buyer and Sellers agree to allocate the Purchase Price for tax and recording purposes in accordance with an appraisal to be conducted by an appraisal firm selected and retained by Buyer with experience in the valuation and appraisal of television station assets.

         6.14 Broker. Buyer and Sellers each represents and warrants that neither it nor any person or entity acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement, except for a commission payable to Media Venture Partners by Sellers.

         6.15 Non-competition Agreement. At Closing, Buyer and Sellers shall enter into a Non-competition Agreement in the form of Schedule 6.16 and $28,000 of the Purchase Price shall be allocated to the covenants of Sellers set forth therein on the Closing Date.

SECTION 7           CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS AT
                    CLOSING

         7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Sellers contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Sellers shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Consents. All Consents shall have been obtained and delivered to Buyer without any adverse change in the terms or conditions of any agreement or any governmental license, permit, or other authorization.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any conditions that need not be complied with by Buyer under Section 6.1 hereof, Sellers shall have complied with any conditions imposed on it by the FCC Consent, and the FCC Consent shall have become a Final Order.

                 (e) Governmental Authorizations. Sellers shall be the holder of all Licenses and there shall not have been any modification of any License that could have an adverse effect on the Station or the conduct of its business and operations. No proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any License.

                 (f) Deliveries. Sellers shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2.

                 (g) Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the business, assets, or properties of the Station, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Station.

         7.2 Conditions to Obligations of Sellers. All obligations of Sellers at the Closing are subject at Sellers' option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Sellers of any conditions that need not be complied with by Sellers under Section 6.1 hereof and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

SECTION 8                 CLOSING AND CLOSING DELIVERIES

         8.1  Closing.

                 (a) Closing Date. The Closing shall take place at 10:00 a.m. on a date, to be set by Buyer on at least five days' written notice to Sellers, that is (1) not earlier than the first business day after the FCC Consent is granted, and (2) not later than ten business days following the date upon which the FCC Consent has become a Final Order. If Buyer fails to specify the date for Closing pursuant to the preceding sentence prior to the fifth business day after the date upon which the FCC Consent becomes a Final Order, the Closing shall take place on the tenth business day after the date upon which the FCC Consent becomes a Final Order.

                 (b) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson in Washington D.C., or any other place that is agreed upon by Buyer and Sellers.

         8.2 Deliveries by Sellers. Prior to or on the Closing Date, Sellers shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                 (a) Transfer Documents. Duly executed warranty bills of sale, deeds, motor vehicle titles, assignments, and other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of Buyer, free and clear of all mortgages, liens, restrictions, encumbrances, claims, and obligations except for liens for current taxes not yet due and payable;

                 (b) Estoppel Certificates. Estoppel certificates of the lessors of all leasehold and subleasehold interests included in the Real Property and estoppel certificates of contracting parties to those Assumed Contracts listed in Schedule 3.7 that are designated to indicate that estoppel certificates are required under this paragraph;

                 (c) Consents. A manually executed copy of any instrument evidencing receipt of any Consent;

                 (d) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Delroy by its President, certifying (1) that the representations and warranties of Sellers contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (2) that Sellers have in all material respects performed and complied with all of their obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                 (e) Tax, Lien, and Judgment Searches. Results of a search for tax, lien, and judgment filings in the Secretary of State's records of the State of Arizona and in the records of those counties in Arizona in which any of the Assets are located, such searches having been made no earlier than fifteen days prior to the Closing Date;

                 (f) Licenses, Contracts, Business Records, Etc. Copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records used by Sellers in connection with its operations;

                 (g) Accounts Receivable. A complete and accurate list of the Station's accounts receivable as of a date no more than five business days prior to the Closing Date, including, with respect to each of the accounts receivable, the account number, date of issuance, name and address of account debtor, aggregate amount, and balance due;

                 (h) Opinion of Counsel. An Opinion of Sellers' counsel dated as of the Closing Date, substantially in the form of Schedule 8.2(h) hereto;

                 (j) Non-competition Agreement. The Non-competition Agreement in the form as Schedule 6.15, duly executed on behalf of Sellers; and

                 (k) Lenders Certificates. Such certificates and confirmations to Buyer's senior lenders as Buyer may reasonably request in connection with obtaining financing for the performance of its payment obligations hereunder.

         8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Sellers the following, in form and substance reasonably satisfactory to Sellers and their counsel:

                 (a)  Purchase Price.  The Purchase Price as provided in
Section 2.4(a);

                 (b) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform Sellers' obligations under the Licenses and Assumed Contracts arising on or after the Closing Date;

                 (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by its President, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                 (d) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, substantially in the form of Schedule 8.3(g) hereto.

                 (e) Non-competition Agreement. The Non-competition Agreement in the form of Schedule 6.15 duly executed by Buyer and the payment of $28,000 to Sellers thereunder.

SECTION 9                 TERMINATION

         9.1 Termination by Sellers. This Agreement may be terminated by Sellers and the purchase and sale of the Station abandoned, if Sellers are not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Sellers set forth in this Agreement have not been satisfied or waived in writing by Sellers.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                 (c) Upset Date. If the Closing shall not have occurred by April 30, 1996.

         9.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Station abandoned, if Buyer is not then in material default, upon written notice to Sellers, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied or waived in writing by Buyer.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                 (c) Upset Date. If the Closing shall not have occurred by April 30, 1996.

                 (d) Interruption of Service. If any event shall have occurred that prevented signal transmission of the Station in the normal and usual manner as described in Section 6.4(b) above.

                 (e) Environmental Hazards. Buyer shall have notified Sellers of material environmental hazards or the material possibility of environmental damages or clean-up costs, as indicated in the environmental study described in
Section 6.6, within 30 days prior to the Closing Date, and the cause thereof shall not have been remedied prior to the Closing Date.

                 (f) Technical Deficiencies. Buyer shall have notified Sellers of material deficiencies in the operations or equipment of the Station, as indicated in the engineering study described in Section 6.7, within 30 days prior to the Closing Date, and the cause thereof shall not have been remedied prior to the Closing Date.

         9.3 Rights on Termination. If this Agreement is terminated pursuant to Section 9.1 or Section 9.2 and neither party is in material breach of any provision of this Agreement, the parties hereto shall not have any further liability to each other with respect to the purchase and sale of the Assets.
If this Agreement is terminated by Sellers due to Buyer's material breach of any provision of this Agreement, then the payment to Sellers of $100,000 pursuant to Section 9.4(c) below shall be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Sellers by reason of Buyer's material breach of this Agreement. Sellers and Buyer agree in advance that actual damages would be difficult to ascertain and that the amount of $100,000 is a fair and equitable amount to reimburse Sellers for damages sustained due to Buyer's material breach of this Agreement. If this Agreement is terminated by Buyer due to Sellers' material breach of any provision of this Agreement, Buyer shall have all rights and remedies available at law or equity.

         9.4 Escrow Deposit. Simultaneously with the execution and delivery of this Agreement, Buyer has deposited with Escrow Agent the sum of $100,000 in accordance with an Escrow Agreement among Buyer, Sellers and the Escrow Agent (the "Escrow Agreement"). All such funds deposited with the Escrow Agent shall be held and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

         (a) At the Closing, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to or at the direction of Buyer.

         (b) If this Agreement is terminated pursuant to Section 9.1 or 9.2 and Buyer is not in material breach of any provision of this Agreement, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to or at the direction of Buyer.

         (c) If this Agreement is terminated by Sellers due to Buyer's material breach of this Agreement, then all amounts held by the Escrow Agent pursuant to the Escrow Agreement shall be disbursed to or at the direction of Sellers as liquidated damages under Section 9.3 above and any interest or other proceeds from the investment of funds held by the Escrow Agent shall be disbursed by the Escrow Agent to or at the direction of Buyer.

SECTION 10 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES

         10.1 Representations and Warranties. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing for a period of eighteen months. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by Sellers shall affect Buyer's right to rely on any representation or warranty made by Sellers or relieve Sellers of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

         10.2 Indemnification by Sellers. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Sellers hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Sellers contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement.

                 (b) Any and all obligations of Sellers not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts.

                 (c) Any loss, liability, obligation, or cost resulting from the failure of Sellers to comply with the provisions of any bulk sales law applicable to the transfer of the Assets.

                 (d) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Station prior to the Closing, including any liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior the Closing Date.

                 (e) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.3 Indemnification by Buyer. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Sellers or any information Sellers may have, Buyer hereby agrees to indemnify and hold Sellers harmless against and with respect to, and shall reimburse Sellers for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Sellers under this Agreement.

                 (b) Any and all obligations of Sellers assumed by Buyer pursuant to this Agreement.

                 (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Station on and after the Closing.

                 (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                 (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five days after written notice of such action, suit, or proceeding was given to Claimant.

                 (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as applicable.

                 (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

                 (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                 (e)  The indemnifications rights provided in Sections 10.2 and
10.3 shall extend to the shareholders, directors, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

         10.5 Specific Performance. The parties recognize that if Sellers breach this Agreement and refuse to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Sellers shall waive the defense that there is an adequate remedy at law.

         10.6 Attorneys' Fees. In the event of a default by either party which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

         10.7 Threshold. Neither Buyer nor Sellers shall be entitled to recover under this Agreement for any indemnification claims until the aggregate losses, liabilities or damages exceed Fifty Thousand Dollars ($50,000) (the "Threshold"), whereupon Buyer or Sellers shall be entitled to indemnification hereunder for indemnification claims from the other party for any losses, liabilities or damages suffered by such party in excess of the Threshold.

         10.8 Maximum Liability. Buyer's or Sellers' maximum liability for indemnification claims under this Agreement shall be One Million Four Hundred Fifty Thousand Dollars ($1,400,000).

SECTION 11       MISCELLANEOUS

         11.1 Fees and Expenses. Any federal, state, or local sales or transfer tax arising in connection with the conveyance of the Assets by Sellers to Buyer pursuant to this Agreement shall be paid by the party upon which such tax is imposed by law. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar person retained by or on behalf of such party.

         11.2 Arbitration. Except as otherwise provided to the contrary below, any dispute arising out of or related to this Agreement that Sellers and Buyer are unable to resolve by themselves shall be settled by arbitration by a panel of three (3) neutral arbitrators who shall be selected in accordance with the procedures set forth in the commercial arbitration rules of the American Arbitration Association. The persons selected as arbitrators shall have prior experience in the broadcasting industry but need not be professional arbitrators, and persons such as lawyers, accountants, brokers and bankers shall be acceptable. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on Sellers and Buyer. The costs and expenses of the arbitration proceeding shall be assessed between Sellers and Buyer in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or suit in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Sellers or Buyer against the other except (i) an action to compel arbitration pursuant to this Section, (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section, or (iii) a suit for specific performance pursuant to Section 10.5.

         11.3 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to Sellers:            Michael C. Gelfand, M.D.
                          4915 Auburn Ave., Suite 200
                          Bethesda, MD  20814

With a copy to:           Thomas Moran, Esq.
                          Wilkinson, Barker, Knauer & Quinn
                          1735 New York Ave., N.W.
                          Washington, D.C.  20006

If to Buyer:              Channel 13 of Flagstaff, Inc.
                          14444 66th Street, North
                          Clearwater, FL 34624

With a copy to:           John Feore, Esq.
                          Dow, Lohnes & Albertson
                          1255 23rd Street, N.W.
                          Washington, D.C.  20037-1194

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.3.

         11.4 Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights and obligations under this Agreement to one or more subsidiaries or commonly controlled affiliates of Buyer without seeking or obtaining Sellers' prior approval in which event Buyer shall have no further obligation hereunder and Buyer may collaterally assign its rights and interests hereunder to its senior lenders without seeking or obtaining Sellers' prior approval. Upon any permitted assignment by Buyer or Sellers in accordance with this Section 11.4, all references to"Buyer" herein shall be deemed to be references to Buyer's assignee and all references to "Sellers" herein shall be deemed to be references to Sellers's assignee, as the case may be. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.5 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Sellers, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

         11.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         11.7 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         11.8 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

         11.9 Entire Agreement. This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Sellers with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

         11.10 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.10.

         11.11 Press Release. Neither party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party; provided, however, that nothing contained herein shall prevent either party from promptly making all filings with governmental authorities as may, in its judgement be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         11.11 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         11.12   Guaranty of Paxson Communications Corporation.

                 (a) As an inducement for Seller to enter into this Agreement and in consideration of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Paxson Communications Corporation ("PCC") agrees as follows:

                          (1)  PCC hereby guarantees the full, complete, and
timely performance by Buyer of each and every obligation of Buyer under this Agreement. If any default shall be made by Buyer in the performance of any of such obligations, then PCC will itself perform or cause to be performed such obligation upon receipt of notice from Sellers or either Company specifying in summary form the default.

                          (2)  PCC waives presentment, protest, demand, or
action or delinquency in respect of any of the obligations of Buyer under this Agreement. PCC waives all notices of nonperformance, notices of protest, notices of dishonor, and notices of acceptance of this guaranty. Upon any default by Buyer in its obligations under this Agreement, Sellers may proceed directly and at once against PCC without proceeding first against Buyer.

                          (3)  This guaranty shall be deemed a continuing
guaranty, and the above consents and waivers of PCC shall remain in full force and effect until the satisfaction in full of all obligations of Buyer under this Agreement.

                 (b) PCC hereby represents and warrants to Sellers and the Companies as follows:

                          (1)  This Agreement has been duly and validly
executed and delivered by PCC and constitutes its legal, valid, and binding agreement, enforceable in accordance with its terms, except as the enforceability of this Agreement may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

                          (2)  The execution, delivery and performance by PCC
of this Agreement (A) do not require the consent of any third party; (B) will not conflict with any provision of the Certificate of Incorporation or Bylaws of PCC; (C) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any court of governmental instrumentality; and (D) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which PCC is a party of by which PCC may be bound.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.

Channel 13 of Flagstaff, Inc.

By:  /s/ James L. West                        /s/ Michael C. Gelfand, M.D.
   ---------------------------------       ----------------------------------
                                              Michael C. Gelfand, M.D.
Its:  Chairman
    --------------------------------


Del Ray Television Company, Inc.              For Purposes of Section 11.12 Only
                                              Paxson Communications Corporation

By: /s/ Michael C. Gelfand, M.D.              By: /s/ Lowell W. Pasxon
   ---------------------------------             -----------------------------

Its: President
    --------------------------------